Exhibit 3.1

FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF INTERCONTINENTALEXCHANGE, INC.
(Originally Incorporated on June 16, 2000 Under the Same Name)

(Pursuant to Sections 242 and 245 of the Delaware General Corporation Law)

ARTICLE I.

          The name of the Corporation is IntercontinentalExchange, Inc.

ARTICLE II.

          The address of the Corporation’s registered office in the State of Delaware, County of New Castle, is 1209 Orange Street, Wilmington, Delaware 19801. The name of its registered agent at such address is: The Corporation Trust Company.

ARTICLE III.

          The nature or purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which Corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV.

     A. Classes and Series of Stock.

          1. General: The Corporation is authorized to issue three classes of stock to be designated, respectively, “Common Stock”, “Class A Common Stock” and “Preferred Stock.” The total number of shares of stock that the Corporation is authorized to issue is three hundred million (300,000,000) shares, consisting of:

          (a) [           (      )]* shares of Common Stock, par value $0.01 per share, which shares shall be designated as “Common Stock” (the “Common Stock”);

*	[The number of authorized shares of Common Stock, Class A Common Stock and each series of Class A Common Stock shall be selected by the Board of Directors from any or all of the thirty-one proposals set forth in the matrix attached as Annex I hereto that are approved by the stockholders. The matrix contains thirty-one possible ratios for the reverse stock split and the corresponding number of authorized shares for each series of Class A Common Stock following the reverse stock split, as well as the resulting total number of shares of Class A Common Stock and of Common Stock. The appropriate numbers of authorized shares will be inserted into the appropriate blanks above and this footnote and Annex 1 will be deleted prior to filing this

          (b) [           (      )]* shares of Class A Common Stock, par value $0.01 per share, of which [      (      )]* shares shall be designated as “Class A Common Stock, Series 1” and [      (      )]* shares shall be designated as “Class A Common Stock, Series 2” (both series, collectively, the “Class A Common Stock”); and

          (c) twenty-five million (25,000,000) shares of Preferred Stock, par value $0.01 per share, which shares shall be designated as “Preferred Stock” (the “Preferred Stock”).

          2. Reverse Stock Split of the Class A Common Stock: On the date this Amended and Restated Certificate of Incorporation becomes effective under the provisions of the Delaware General Corporation Law then in effect (the “Effective Date”), every [      ]* * shares of the Corporation’s Class A Common Stock issued and outstanding immediately prior to the Effective Date shall, without any other action on the part of the Corporation, the holders of the Class A Common Stock or any other person, be reclassified and combined as set forth below:

          (a) Every [      ]** shares of Class A Common Stock of either series issued and outstanding immediately prior to the Effective Date shall be reclassified and combined into one fully paid and nonassessable share of Class A Common Stock of the same series as the original Class A Common Stock; and

          (b) The aggregate amount of stated capital represented by such shares of Class A Common Stock reclassified and combined pursuant to Section A(2)(a) of this Article IV shall not be reduced solely by reason of the reclassification and combination.

          Each holder of record of a certificate for [      ]** or more shares of Class A Common Stock at the close of business on the Effective Date shall be entitled to receive, as soon as practicable, upon surrender of such certificate, a certificate or certificates representing one share of Class A Common Stock for every [      ]** shares of Class A Common Stock represented by the certificate of such holder, provided, however, that no fractional shares of Class A Common Stock shall be issued and, in lieu of issuing fractional shares of Class A Common Stock, the Corporation shall pay in cash the fair value of fractions of a share (which shall be calculated by the Corporation using as the

Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.]

**	[The number of shares to be combined into one share of Class A Common Stock pursuant to the reverse stock split shall be selected by the Board of Directors from any or all of the thirty-one proposals set forth in the matrix attached as Annex I hereto that are approved by the stockholders. The matrix contains thirty-one proposals for the ratio to be used in the reverse class split. The number of shares to be reclassified and combined into one share of Class A Common Stock will be inserted into the appropriate blanks above and this footnote and Annex I will be deleted prior to filing this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.]

fair value of each whole share the initial public offering price per share of Common Stock in the Corporation’s initial public offering).

     B. Common Stock and Class A Common Stock.

          Except as expressly set forth in this Amended and Restated Certificate of Incorporation and subject to the rights, powers and preferences of the holders of Preferred Stock at any time outstanding, all shares of Common Stock and Class A Common Stock, both of which are classes of common stock of the Corporation, shall have the same rights and powers and shall rank equally, share ratably and be identical in respect of all matters, including voting rights and powers and rights upon the liquidation, dissolution or winding up of the Corporation. All shares of Class A Common Stock, Series 1 and Class A Common Stock, Series 2 will be identical in all respects and will entitle the holders thereof to the same rights and privileges, except as otherwise provided in this Amended and Restated Certificate of Incorporation.

          1. Voting Rights. Except as otherwise expressly required by the Delaware General Corporation Law as it now exists or as it may hereafter be amended, and subject to any voting rights provided to holders of Preferred Stock at any time outstanding, the Common Stock and Class A Common Stock shall have voting rights and powers on all matters requiring a vote of the stockholders of the Corporation.

          The holders of Common Stock and Class A Common Stock shall be entitled to one vote per outstanding share of Common Stock or Class A Common Stock, as the case may be, on all matters to be voted on by the stockholders of the Corporation, except as may otherwise be provided with respect to a vote by holders of Preferred Stock. Without limiting the provisions of the immediately following paragraph and except as may otherwise be provided with respect to a vote by holders of Preferred Stock, on any matter to be voted on by the stockholders of the Corporation, the holders of outstanding shares of Common Stock and Class A Common Stock, and all other outstanding shares of stock of the Corporation entitled to vote on such matter, shall vote together as holders of stock of a single class.

          The Corporation shall not amend, alter or repeal the special rights or other powers of any class or series of its Class A Common Stock so as to affect adversely the shares of such class or series, without the written consent or affirmative vote of the holders of at least 66-2/3% (excluding, in the case of an amendment to the Class A Common Stock, Series 1, those holders who also hold shares of the Class A Common Stock, Series 2 and their affiliates) of the then outstanding aggregate number of shares of such class or series adversely affected given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class or series.

          2. Dividends and Distributions. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Amended and Restated Certificate of Incorporation, holders of Common Stock and Class A Common Stock shall be entitled to receive such dividends and other distributions in cash, in property or in shares of the Corporation as may be declared thereon by the Board of Directors of the Corporation from time to time out of assets or funds of the Corporation legally available therefor; provided, however, that no cash, property or share dividend or distribution may be declared or paid on the outstanding shares of either the Common Stock or the Class A Common Stock unless an identical per share dividend or distribution is simultaneously declared and paid on the outstanding shares of the other such class of common stock; provided, further, however, that a dividend of shares may be declared and paid in shares of Common Stock to holders of Common Stock and in shares of Class A Common Stock to holders of Class A Common Stock if the number of shares declared and paid per share to holders of Common Stock and to holders of Class A Common Stock shall be the same. Except as provided in Section A(2) of this Article IV, if the Corporation shall in any manner subdivide, combine or reclassify the outstanding shares of Common Stock or Class A Common Stock, the outstanding shares of the other such class of common stock shall be subdivided, combined or reclassified proportionately in the same manner and on the same basis as the outstanding shares of Common Stock or Class A Common Stock, as the case may be, have been subdivided, combined or reclassified.

          3. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, if assets are available for distribution to the holders of the Corporation’s common stock, the holders of the outstanding Class A Common Stock shall share with the holders of the outstanding Common Stock on a pari passu basis in such remaining assets in proportion to the number of shares of common stock held by each such holder.

          4. Optional Conversion.

          (a) Each holder of shares of Class A Common Stock shall have the right, at the holder’s option, to convert any and all of such holder’s shares of Class A Common Stock into fully paid and non-assessable shares of Common Stock at such time or times or during such period or periods, upon such terms and conditions (including, without limitation, a condition that the holders agree to such restrictions on transfer as the Board of Directors may require to insure compliance with applicable laws) and subject to such procedures for conversion as the Board of Directors may authorize from time to time. Without limiting the authority of the Board of Directors pursuant to this paragraph, the Board of Directors may authorize conversion of the Class A Common Stock, Series 1 at different times from the Class A Common Stock, Series 2. Upon conversion of any share of Class A Common Stock, such share shall convert into and be one share of Common Stock.

          (b) Unless otherwise authorized by the Board of Directors, the procedures for the optional conversion described in Section B(4)(a) of this Article IV shall be as follows:

(i)	Each conversion of shares of Class A Common Stock pursuant to Section B(4)(a) of this Article IV will be effected by the delivery by the holder at the principal office of the transfer agent of the Class A Common Stock at any time during normal business hours of a written notice stating the name of the holder of Class A Common Stock and the number of shares of Class A Common Stock that such holder desires to convert (together with, in the case of any certificated shares of Class A Common Stock to be converted, the certificate or certificates, duly endorsed, representing such shares). Such conversion shall be deemed to have been effected as of the close of business on the date on which such notice (and certificate or certificates, if any) has been delivered, or when such conversion is permitted by the terms and conditions imposed thereon by the Board of Directors, whichever is later, and, at such time, the rights of any such holder with respect to the converted shares of Class A Common Stock will cease and the person or persons in whose name or names the Common Stock is registered upon such conversion will be deemed to have become the holder or holders of record of such shares of Common Stock.

Promptly after the conversion pursuant to Section B(4)(a)(i) of this Article IV, the Corporation will issue and deliver in accordance with the surrendering holder’s instructions either (i) a certificate or certificates for the shares of Common Stock issuable upon such conversion, or (ii) in the case of uncertificated shares of Common Stock, a written notice containing the information required by law to be set forth or stated on certificates representing shares of Common Stock.

(ii)	The conversion of shares of Class A Common Stock pursuant to Section B(4)(a) of this Article IV will be made without charge to the holder or holders of such shares for any issuance tax (except stock transfer tax) in respect thereof or other costs incurred by the Corporation in connection therewith.

(iii)	The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock or its treasury shares, solely for the purpose of issuance upon the conversion of any shares of Class A Common Stock for which conversion has been authorized by the Board of Directors, such number of shares of Common Stock as may be issued upon conversion of such shares of Class A Common Stock.

(iv)	All shares of Common Stock that may be issued upon conversion of shares of Class A Common Stock will, upon issue, be fully paid and non-assessable.

          5. Transfer Restrictions Applicable to Holders of Class A Common Stock, Series l. A holder of Class A Common Stock, Series l may Transfer all or any portion of its shares of Class A Common Stock, Series 1 to any transferee, subject to applicable securities laws and regulations and the prior written consent of the Board of Directors, such consent not to be unreasonably withheld. For purposes of this Amended and Restated Certificate of Incorporation, “Transfer” means to sell, pledge, hypothecate, encumber, assign or otherwise dispose of (whether voluntarily or involuntarily, by operation of law or otherwise).

          6. Transfer Restrictions Applicable to Holders of Class A Common Stock, Series 2. A holder of Class A Common Stock, Series 2 may not Transfer all or any portion of its shares of Class A Common Stock, Series 2 except in accordance with the bylaws of the Corporation or with the prior written consent of the Board of Directors; provided, however, that a holder may, subject to applicable securities laws and regulations, Transfer its Class A Common Stock, Series 2 at any time without the prior written consent of the Board of Directors to (i) another holder of Class A Common Stock, Series 2 or (ii) an Affiliate of such holder. For purposes of this provision, “Affiliate” means, with respect to the holder, any other person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the holder.

          7. No Reissuance of Class A Common Stock. No share of Class A Common Stock acquired by the Corporation by reason of conversion, repurchase or otherwise shall be reissued.

     C. Preferred Stock. Shares of Preferred Stock may be issued in one or more series from time to time by the Board of Directors, and the Board of Directors is expressly authorized, to the fullest extent permitted by law, to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:

          (a) the distinctive serial designation of such series, which shall distinguish it from other series;

          (b) the number of shares included in such series;

          (c) whether dividends shall be payable to the holders of the shares of such series and, if so, the basis on which such holders shall be entitled to receive dividends (which may include, without limitation, a right to receive such dividends or distributions as may be declared on the shares of such series by the Board of Directors of the Corporation, a right to receive such dividends or distributions, or any portion or multiple thereof, as may be declared on the Common Stock, the Class A Common Stock or any other class of stock or, in addition to or in lieu of any other right to receive dividends, a right to receive dividends at a particular rate or at a rate determined by a particular method, in which case such rate or method of determining such rate may be set forth), the form of such dividends, any conditions on which such dividends shall be payable and the date or dates, if any, on which such dividends shall be payable;

          (d) whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

          (e) the amount or amounts that shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

          (f) the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

          (g) the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

          (h) whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto; and

          (i) whether or not the holders of the shares of such series shall have voting rights or powers, in addition to the voting rights and powers provided by law, and if so the terms of such voting rights or powers, which may provide, among other things and subject to the other provisions of this Amended and Restated Certificate of Incorporation, that each share of such series shall carry one vote or more or less than one vote per share, that the holders of such series shall be entitled to vote on certain matters as a separate class (which for such purpose may be comprised solely of such series or of such series together with one or more other series or classes of stock of the Corporation) and that all of the shares of such series entitled to vote on a particular matter shall be deemed to be voted on such matter in the manner that a specified portion of the voting power of the shares of such series or separate class are voted on such matter.

          For all purposes, this Amended and Restated Certificate of Incorporation shall include each certificate of designations (if any) setting forth the terms of a series of Preferred Stock.

          Subject to the rights, if any, of the holders of any series of Preferred Stock set forth in a certificate of designations, an amendment of this Amended and Restated Certificate of Incorporation to increase or decrease the number of authorized shares of any series of Preferred Stock (but not below the number of shares thereof then outstanding) may be adopted by resolution adopted by the Board of Directors of the Corporation and approved by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Common Stock and Class A Common Stock entitled to vote thereon and all other outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law as it now exists or as it may hereafter be amended, with such outstanding shares of Common Stock, Class A Common Stock and other stock considered for this purpose as a single class, and no vote of the holders of any series of Preferred Stock, voting as a separate class, shall be required therefor.

          Except as otherwise required by law or provided in the certificate of designations for the relevant series of Preferred Stock, and subject to the last paragraph of Section B(1) of this Article IV, holders of Common Stock or Class A Common Stock, as such, shall not be entitled to vote on any amendment of this Amended and Restated Certificate of Incorporation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon as a separate class pursuant to this Amended and Restated Certificate of Incorporation or pursuant to the Delaware General Corporation Law as then in effect.

ARTICLE V.

          All corporate powers shall be exercised by the Board of Directors of the Corporation, except as otherwise specifically required by law or as otherwise provided in this Amended and Restated Certificate of Incorporation.

          Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal any or all of the bylaws of the Corporation; provided, however, that no adoption, amendment or repeal of a bylaw by action of stockholders shall be effective unless approved by the affirmative vote of the holders of not less than 66 2/3% of the voting power of all outstanding shares of Common Stock and Class A Common Stock and all other outstanding shares of stock of the Corporation entitled to vote on such matter, with such outstanding shares of Common Stock and Class A Common Stock and other stock considered for this purpose as a single class. Any vote of stockholders required by this Article V shall be in addition to any other vote of stockholders that may be required by law, this Amended and Restated Certificate of Incorporation, the bylaws of the Corporation, any agreement with a national securities exchange or otherwise.

ARTICLE VI.

          The number of directors of the Corporation shall be fixed only by resolution of the Board of Directors of the Corporation from time to time. Vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause (other than vacancies and newly created directorships that the holders of any class or classes of stock or series thereof are expressly entitled by this Amended and Restated Certificate of Incorporation to fill) may be filled by, and only by, a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director appointed to fill a vacancy or a newly created directorship shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

          Notwithstanding the foregoing, in the event that the holders of any class or series of Preferred Stock of the Corporation shall be entitled, voting separately as a class, to elect any directors of the Corporation, then the number of directors that may be elected by such holders voting separately as a class shall be in addition to the number fixed pursuant to a resolution of the Board of Directors of the Corporation. Except as otherwise provided in the terms of such class or series, (i) the terms of the directors elected by such holders voting separately as a class shall expire at the annual meeting of stockholders next succeeding their election and (ii) any director or directors elected by such holders voting separately as a class may be removed, with or without cause, by the holders of a majority of the voting power of all outstanding shares of stock of the Corporation entitled to vote separately as a class in an election of such directors.

ARTICLE VII.

          Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE VIII.

          No action of stockholders of the Corporation required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting of stockholders, without prior notice and without a vote, and the power of stockholders of the Corporation to consent in writing to the taking of any action without a meeting is specifically denied (provided that, to the extent any action of the holders of Class A Common Stock or any series thereof is specifically required by the last paragraph of Section B(1) of Article IV, such action may be taken by written consent of such holders as specifically provided in such paragraph). Notwithstanding this Article VIII, the holders of any series of Preferred Stock of the Corporation shall be entitled to take action by written consent to such extent, if any, as may be provided in the terms of such series.

          Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the Delaware General Corporation Law as it now exists or as it may hereafter be amended) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

ARTICLE IX.

          No provision of Article V, VI or VIII or of this Article IX shall be amended, modified or repealed, and no provision inconsistent with any such provision shall become part of this Amended and Restated Certificate of Incorporation, unless such matter is approved by the affirmative vote of the holders of not less than 66-2/3% of the voting power of all outstanding shares of Common Stock and Class A Common Stock of the Corporation and all other outstanding shares of stock of the Corporation entitled to vote on such matter, with such outstanding shares of Common Stock, Class A Common Stock and other stock considered for this purpose as a single class. Any vote of stockholders required by this Article IX shall be in addition to any other vote of the stockholders that may be required by law, this Amended and Restated Certificate of Incorporation, the bylaws of the Corporation, any agreement with a national securities exchange or otherwise.

ARTICLE X.

          A director of the Corporation shall, to the fullest extent permitted by the Delaware General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law as it now exists or as it may hereafter be amended, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended, after approval by the stockholders of this Article, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

          An amendment, repeal or modification of the foregoing provisions of this Article X, or the adoption of any provision in an amended or restated Certificate of Incorporation inconsistent with this Article X, by the stockholders of the Corporation shall not apply to or adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal, modification or adoption.

ARTICLE XI.

          To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) such directors, officers or agents of the Corporation (and any other persons to which Delaware law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law as it now exists or as it may hereafter be amended, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders and others.

          Any amendment, repeal or modification of any of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any person with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification.

          IN WITNESS WHEREOF, the undersigned has executed this Fourth Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation as heretofore amended or supplemented, having been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law, this ___ day of ___, 2005. This Fourth Amended and Restated Certificate of Incorporation shall be effective at 12:01 a.m. on ___of ___, 2005.

INTERCONTINENTALEXCHANGE, INC.
By:
Name:
Title:

Matrix of Proposals for Reverse Stock Split

          The Board of Directors has approved, and is recommending to the holders of Class A Common Stock considering the proposed amendments, thirty-one different proposals with respect to (i) the number of shares to be reclassified and combined into one share of Class A Common Stock pursuant to the reverse stock split set forth in Section A.2 of Article IV and (ii) the corresponding changes to the number of authorized shares of each series of Class A Common Stock and Common Stock following the reverse stock split. Each of the thirty-one proposals is set forth below and is in effect a different version of the Fourth Amended and Restated Certificate of Incorporation.

          Pursuant to the resolutions of the Board of Directors, if one or more of the thirty-one proposals is approved by the stockholders, (a) the Board of Directors will select one approved proposal and will insert the numbers relating to that proposal in the appropriate blanks in the form of Fourth Amended and Restated Certificate, (b) all footnotes and this Annex I will be removed, (c) that version of the Fourth Amended and Restated Certificate will be filed with the Secretary of State of the State of Delaware and (d) each other proposal and version of the Fourth Amended and Restated Certificate shall be abandoned notwithstanding authorization thereof by the stockholders and in each case without further action by the stockholders.

				Number of
		Number of	Number of	Authorized	Number of
		Authorized	Authorized	Shares of	Authorized
	Reverse	Shares of	Shares of	Class A	Shares of
Proposal	Stock Split	Class A1	Class A2	Stock (in	Common
#	Ratio	Stock	Stock	total)	Stock
1	4.00 to 1	5,725,000	75,000,000	80,725,000	194,275,000
2	4.10 to 1	5,586,000	73,171,000	78,757,000	196,243,000
3	4.20 to 1	5,453,000	71,429,000	76,882,000	198,118,000
4	4.30 to 1	5,326,000	69,767,000	75,093,000	199,907,000
5	4.40 to 1	5,205,000	68,182,000	73,387,000	201,613,000
6	4.50 to 1	5,089,000	66,667,000	71,756,000	203,244,000
7	4.60 to 1	4,978,000	65,217,000	70,195,000	204,805,000
8	4.70 to 1	4,872,000	63,830,000	68,702,000	206,298,000
9	4.80 to 1	4,771,000	62,500,000	67,271,000	207,729,000
10	4.90 to 1	4,674,000	61,224,000	65,898,000	209,102,000
11	5.00 to 1	4,580,000	60,000,000	64,580,000	210,420,000
12	5.10 to 1	4,490,000	58,824,000	63,314,000	211,686,000
13	5.20 to 1	4,404,000	57,692,000	62,096,000	212,904,000
14	5.30 to 1	4,321,000	56,604,000	60,925,000	214,075,000
15	5.40 to 1	4,241,000	55,556,000	59,797,000	215,203,000
16	5.50 to 1	4,164,000	54,545,000	58,709,000	216,291,000
17	5.60 to 1	4,089,000	53,571,000	57,660,000	217,340,000

				Number of
		Number of	Number of	Authorized	Number of
		Authorized	Authorized	Shares of	Authorized
	Reverse	Shares of	Shares of	Class A	Shares of
Proposal	Stock Split	Class A1	Class A2	Stock (in	Common
#	Ratio	Stock	Stock	total)	Stock
18	5.70 to 1	4,018,000	52,632,000	56,650,000	218,350,000
19	5.80 to 1	3,948,000	51,724,000	55,672,000	219,328,000
20	5.90 to 1	3,881,000	50,847,000	54,728,000	220,272,000
21	6.00 to 1	3,817,000	50,000,000	53,817,000	221,183,000
22	6.10 to 1	3,754,000	49,180,000	52,934,000	222,066,000
23	6.20 to 1	3,694,000	48,387,000	52,081,000	222,919,000
24	6.30 to 1	3,635,000	47,619,000	51,254,000	223,746,000
25	6.40 to 1	3,578,000	46,875,000	50,453,000	224,547,000
26	6.50 to 1	3,523,000	46,154,000	49,677,000	225,323,000
27	6.60 to 1	3,470,000	45,455,000	48,925,000	226,075,000
28	6.70 to 1	3,418,000	44,776,000	48,194,000	226,806,000
29	6.80 to 1	3,368,000	44,118,000	47,486,000	227,514,000
30	6.90 to 1	3,319,000	43,478,000	46,797,000	228,203,000
31	7.00 to 1	3,272,000	42,857,000	46,129,000	228,871,000